Exhibit 4.3

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

STOCK ISSUANCE AND STOCKHOLDER’S RIGHTS AGREEMENT

THIS STOCK ISSUANCE AND STOCKHOLDER’S RIGHTS AGREEMENT is effective as of July 12, 2005 (the “Effective Date”), between METHANOTECH, INC., a Delaware corporation (“Methanotech”) and CALIFORNIA INSTITUTE OF TECHNOLOGY, 1200 East California Boulevard, Pasadena, CA 91125 (“Caltech”).

WHEREAS, Caltech and Methanotech have entered into a License Agreement also dated as of July 12, 2005 under which Caltech granted to Methanotech a license to certain patents, patent applications and technology (the “License Agreement”);

WHEREAS, Sections 6.1 and 6.2 of the License Agreement provide for the issuance of Methanotech common stock, anti-dilution protection and certain registration rights to Caltech, in consideration of Methanotech’s receipt of the license rights granted under the License Agreement, as provided herein;

WHEREAS, Methanotech is engaged in negotiations regarding a potential Series A financing, in connection with which it is expected that the common stock will be split 1000-1, and Methanotech will issue Series A Preferred Stock in sequential transactions over a period of approximately one to two years from the date of this Agreement, including 1,000,000 Series A-1 shares at $0.50 per share, 1,084,000 Series A-2 shares at $0.8333 per share, and 915,000 Series A-3 shares at $1.75 per share; provided that there can be no assurance that the Series A financing will be consummated on the terms stated or at all;

WHEREAS, if each tranche of the Series A financing is consummated on the proposed terms, and Methanotech reserves […***…] of its post Series A equity for non-founder employees, and no other equity transactions occur in the intervening period, the equity issued to Caltech under Section 1 of this Agreement would represent […***…] percent of the fully diluted equity of Methanotech, which would then have a valuation (based on the […***…] price and without taking into account differences in value between the preferred stock and common stock) of approximately […***…];

WHEREAS, this Stock Issuance and Stockholder’s Rights Agreement is intended to implement Sections 6.1 and 6.2 of the License Agreement and specify more definitively the parties’ agreement regarding Caltech’s equity interest in Methanotech.

NOW, THEREFORE, the parties agree as follows:

1. Issuance of Stock. Immediately following execution and delivery of this Agreement, Methanotech will issue and deliver to Caltech a notice of issuance of uncertificated securities representing two hundred (200) shares of common stock of Methanotech prior to split described above.

*Confidential Treatment Requested

2. Anti-Dilution. If the price per common share equivalent received by Methanotech in its […***…] financing represents a valuation of Methanotech as a whole immediately following that financing of less than […***…], then Caltech shall be entitled to receive a number if additional shares of Methanotech common stock calculated as described below in this Section 2. The determination of whether the valuation of Methanotech equals or exceeds the […***…] threshold shall be made by dividing the amount of money received by Methanotech in the […***…] financing, by the maximum number of shares of Methanotech common stock that may be issued upon conversion of all the […***…] issued (and upon full conversion and exercise of other securities, if any, issued as units with the […***…]), and multiplying the resulting quotient by the total number of shares of Methanotech common stock that would be outstanding immediately after the […***…] financing if all outstanding preferred stock, convertible securities, option, warrants and other rights to receive Methanotech common stock (other than any right of Caltech under this Section 2) were fully converted and exercised; this calculation intentionally disregards the difference in value between common stock and preferred stock. The number of additional shares, if any, to which Caltech shall be entitled shall be calculated such that the sum of the shares issued to Caltech pursuant to Section 1 (as adjusted for any intervening splits) plus the shares issued to Caltech pursuant to this Section 2, multiplied by the price per common share equivalent received by Methanotech […***…]. If within three years from the date of this Agreement Methanotech has not consummated a […***…] financing, nor consummated any other financing with an post-investment valuation of Methanotech (calculated in accordance with the above methodology) of at least […***…], nor otherwise, in the reasonable judgment of Methanotech’s Board of Directors, otherwise attained a fair value of not less than […***…], then Caltech’s anti-dilution rights under this Section 2 shall be replaced with an alternative provision that, in the reasonable judgment of Methanotech’s Board of Directors, provides substantially equivalent protection.

3. Piggy Back Registration. Caltech will be entitled to registration of resale of its Methanotech common stock in the first registration statement under the Securities Act of 1933 pertaining to a Methanotech public offering in which any stockholders of Methanotech other than Caltech sell shares. The number of shares that Caltech may include in such registration may be reduced or eliminated if required in order to allow for the registration of all shares requested by the investor in the proposed Series A financing, or otherwise under the terms of any other contract between Methanotech and any party that has purchased Methanotech stock for cash. In the case of any such reduction or elimination, Caltech’s rights shall apply to the next registration statement, subject again to the contractual rights of third party cash investors. Caltech’s rights under this Section 3 do not apply to any registration statement relating to an employee benefit plan, nor to a registration statement relating to a merger or acquisition transaction. If a registration statement under which Caltech wishes to include its shares is for an underwritten offering, then Caltech’s right to include its shares in the registration shall be conditioned upon Caltech’s participation in such underwriting. In that case, Caltech shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters

*Confidential Treatment Requested

selected by Methanotech for such underwriting. In connection with any registered offering in which the Methanotech common stock owned by Caltech is included, either Methanotech will bear the Securities and Exchange Commission registration fee, any state qualification fees, printers’ and accounting fees, and fees and disbursements of Methanotech’s counsel, or, if any such fees are allocated to selling stockholders, then Caltech will bear no more than its pro rata share calculated in a manner consistent with other selling stockholders. Caltech will bear fees of its own legal counsel, if any, and any underwriting discount and commission with respect to its own shares.

4. “Market Stand-Off” Agreement. Caltech hereby agrees that, if this Section 4 is invoked by action of the Board of Directors of Methanotech in the event of any underwritten or public offering of securities of Methanotech or an affiliate, Caltech shall, during a period of time specified by Methanotech but not to exceed 180 days following the effective date of a registration statement filed under the Securities Act of 1933, not directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer any securities of Methanotech held by Caltech, other than securities, if any, that are included in such registration, nor short sell or enter into derivative transactions that are economically equivalent to a sale of such securities. In order to enforce the foregoing covenant, Methanotech may impose stop-transfer instructions with respect to the common stock held by Caltech until the end of such period, and Caltech agrees that, if so requested, Caltech will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 4.

5. Right of First Refusal and Voting. Caltech acknowledges that the common stock is subject to a right of first refusal as set forth in Section 5 of Methanotech’s bylaws. Caltech agrees to sign and become a party to any Voting Agreement pertaining to voting of the Methanotech common stock held by Caltech, if requested to do so by Frances H. Arnold, Matthew W. Peters and Peter Meinhold, or such of them as remain stockholders of Methanotech at the time such agreement is adopted, and if those individuals are also signing the Voting Agreement; the provisions of this sentence shall expire immediately upon the effective date of a registration statement of Methanotech under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

6. Representations and Warranties of Methanotech. Methanotech hereby represents and warrants to Caltech that:

6.1 Capitalization. Methanotech’s Certificate of Incorporation authorizes the issuance of up to 3,000 shares of common stock, of which 750 shares have been issued to date.

6.2 Authorization. All corporate action on the part of Methanotech, its officers, directors and stockholders necessary for the authorization, execution and delivery by Methanotech of this Agreement, the performance of all obligations of Methanotech hereunder and the authorization, issuance and delivery of the common stock being issued hereunder, has been taken, and this

Agreement constitutes a valid and legally binding obligation of Methanotech, enforceable against Methanotech in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.3 Valid Issuance of Securities. The common stock that is being issued hereunder, when issued and delivered in accordance with the terms of this Agreement and the License Agreement, will be duly and validly issued, fully paid and nonassessable.

6.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Methanotech in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder (the “California Blue Sky Law”), other applicable state securities laws and Regulation D of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

7. Representations and Warranties of Caltech. Caltech hereby represents and warrants to Methanotech that:

7.1 Authorization. Caltech has full power and authority to enter into this Agreement and has duly authorized, executed and delivered the same. This Agreement constitutes a valid and legally binding obligation of Caltech, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

7.2 Accredited Investor Status and Investment Experience. Caltech is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Caltech understands that the acquisition of common stock involves substantial risk. Caltech: (i) has experience as an investor in securities of companies in the development stage and acknowledges that Caltech is able to fend for itself, can bear the economic risk of Caltech’s investment in the common stock and has such knowledge and experience in financial or business matters that Caltech is capable of evaluating the merits and risks of this investment in the common stock and protecting its own interests in connection with this investment and (ii) has a preexisting business relationship with Methanotech and certain of its officers, directors or controlling persons of a nature and duration that enables Caltech to be aware of the character, business acumen and financial circumstances of such persons.

7.3 Purchase Entirely for Own Account. Caltech is acquiring the common stock for investment for Caltech’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Caltech has no present intention of selling, granting any participation in, or otherwise distributing the same.

7.4 Restricted Securities. Caltech understands that the issuance to Caltech of the common stock has not been, and will not be, registered under the Securities Act, nor qualified under the California Blue Sky Law, by reason of private placement exemptions from such registration and qualification provisions which depend upon, among other things, the accuracy of Caltech’s representations as expressed herein. Caltech understands that the shares of common stock are “restricted securities” under applicable Federal and state securities laws and that, pursuant to these laws, Caltech must hold the common stock indefinitely unless a sale of the common stock is registered with the Securities and Exchange Commission and qualified under state law, or an exemption from such registration and qualification requirements is available. Caltech acknowledges that Methanotech has no obligation to register or qualify any resale of the common stock by Caltech except as expressly provided herein. Caltech further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the common stock, and on requirements relating to Methanotech which are outside of Caltech’s control, and which Methanotech is under no obligation and may not be able to satisfy.

7.5 Disclosure of Company Information and Absence of Public Market. Caltech has had an opportunity to review Methanotech’s business plan and facilities and to discuss Methanotech’s business, management, financial affairs and the terms and conditions of the acquisition of the common stock with Methanotech’s management. Methanotech has answered all questions asked by Caltech related to Methanotech and Caltech’s acquisition of common stock. Caltech understands that no public market now exists for any of the common stock issued by Methanotech, and that Methanotech has made no assurances that a public market will ever exist for the common stock.

8. Legend. Any certificate, or notice of issuance of uncertificated security, representing the common stock issued to Caltech subject to the provisions of this Agreement may have endorsed thereon a legend or legends to substantially the following effects:

“THE SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AND SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER THE SECURITIES ACT OF 1933, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO METHANOTECH THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

“THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, A STOCK PURCHASE AGREEMENT DATED AS OF JULY 12, 2005 BETWEEN METHANOTECH, INC. AND THE HOLDER OF THESE SECURITIES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF METHANOTECH. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.”

9. Miscellaneous.

9.1 Incorporation of Provisions of License Agreement. The following sections of the License Agreement shall apply with equal force to this Stock Issuance and Stockholder’s Rights Agreement as if set forth herein: Article 12 Dispute Resolution; Section 14.1 Notices; Section 14.3 Waiver; Section 14.4 Severability; Section 14.6 Counterparts/Facsimiles; and Section 14.7 Governing Law.

9.2 Assignment; Successors and Assigns. Methanotech may assign this Agreement without the consent of Caltech as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of: (i) substantially all of Methanotech’s business; or (ii) that part of Methanotech’s business that exercises all rights granted under the Licenses Agreement; provided, however, that (x) Methanotech gives Caltech written notice of the assignment, 30 days’ prior to the assignment if practicable and otherwise as promptly as reasonably practicable, including the assignee’s contact information, (y) the assignee agrees in writing to be bound by this Agreement, Except as otherwise provided herein, this Agreement and the rights and obligation of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives.

9.3 Entire Agreement. This Agreement (together with the License Agreement dated July 12, 2005) constitutes the full and entire understanding and agreement between the parties regarding the matters set forth herein.

IN WITNESS WHEREOF, the parties have caused this Stock Issuance and Stockholder’s Rights Agreement to be executed:

CALIFORNIA INSTITUTE OF TECHNOLOGY

By:	/s/ […***…]

/s/ […***…]

METHANOTECH, INC.

By:	/s/ […***…]
President

*Confidential Treatment Requested

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